EXHIBIT 10.4

CONSULTING SERVICES AGREEMENT

THIS Consulting Services Agreement (“Agreement”) is entered into by and between Accelerate Diagnostics, Inc., 3950 S. Country Club Road, Suite 470, Tucson, AZ 85714 (“Accelerate”), and Romney Humphries, having an address at 3990 N. Caliente Canyon Place, Tucson AZ 85749 (“Clinical Advisor”).

In consideration of the mutual covenants and conditions contained herein, Clinical Advisor and Accelerate agree as follows:

1. Services. Clinical Advisor will provide the services to Accelerate in accordance with the terms and specifications set forth this Agreement, including the Statement of Work attached hereto (the “Services”). Clinical Advisor will perform the Services to the best of her ability and in accordance with Accelerate’s reasonable objectives and specifications under the guidance and instruction of Jack Phillips, or any successor Accelerate may in its sole discretion select. Any Statement of Work, or any part thereof, may be revised, supplemented or amended by mutual agreement of the parties. Clinical Advisor shall not use consultants to perform any services contemplated by this Agreement.

2. Service Quality. Clinical Advisor expressly warrants and covenants that all services furnished under this Agreement shall be provided in good faith.

3. Payment. In consideration for the Services to be performed by Clinical Advisor, Accelerate shall pay Clinical Advisor in accordance with the Statement of Work. In addition, Clinical Advisor will be reimbursed for all reasonable and necessary out-of-pocket expenses (including travel, lodging, and the like), which are incurred at the request of and approved in writing in advance by Accelerate.

4. Term and Termination.

a. This Agreement shall be effective beginning July 1, 2020 and shall continue through December 31, 2020 or until terminated in accordance with this Section.

b. This Agreement may be terminated by Accelerate for any reason or no reason upon not less than ten (10) days prior written notice. Clinical Advisor may also terminate this Agreement as the case may be upon sixty days (60) prior notice. In addition Clinical Advisor or Accelerate may terminate this Agreement immediately by written notice to other party, in the event of a material breach of this Agreement by the other party, if the non-breaching party shall have given written notice to the breaching party specifying the nature of the breach and such breach shall not have been substantially cured within ten (10) days after such notice of breach.

c. Upon termination of this Agreement Clinical Advisor shall immediately deliver up to Accelerate or, if Accelerate so instructs, destroy all copies of and other embodiments of any of the Confidential Information and all other correspondence, documents, specifications, and any other property belonging to Accelerate which may be in Clinical Advisor’s possession.

d. The termination of this Agreement or any Contract however arising will be without prejudice to the rights and duties of the parties accrued prior to termination. Sections 4-15 and 18 shall survive termination of this Agreement or of any Contract for whatever reason. Termination of this Agreement will not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

5. Non-Competition and Non-Disparagement. During the term of this Agreement and for six months thereafter, Clinical Advisor shall not provide consulting services to another medical diagnostic company. For the avoidance of doubt, this restriction shall not apply to academic institutions. Clinical Advisor agrees not to disparage, either orally or in writing, Accelerate or its employees or directors, and Accelerate agrees to direct its senior executives not to disparage Clinical Advisor, either orally or in writing.

6. Confidentiality. In view of Accelerate's proprietary rights and interests concerning its facilities and technology, Clinical Advisor agrees to hold in confidence and not use for her own benefit or for the benefit of any third party any information of Accelerate (including Accelerate's security and computer systems), which is disclosed to Clinical Advisor by Accelerate, or that results from her services under this Agreement. Such information includes, but is not limited to, confidential or proprietary information, codes, passwords, materials, know-how, business plans, and other data, both technical and non-technical. Clinical Advisor shall not disclose such information to any third party or use such information for any purpose, except as provided herein, without the prior written approval of Accelerate. Clinical Advisor shall have no obligation with respect to any portion of such information which:

a. is or later becomes generally available to the public by use, publication or the like, through no fault of Clinical Advisor;

b. is obtained from a third party who had the legal right to disclose the same to Clinical Advisor and who is not under an obligation of confidentiality to Accelerate; or

c. Clinical Advisor already possesses, as evidenced by written records, predating receipt thereof from Accelerate.

Specific information disclosed to Clinical Advisor by Accelerate shall not be deemed to be available to the public or in prior possession of Clinical Advisor merely because such specific information is embraced by more general information available to the public or in prior possession of Clinical Advisor.

7. Non-Confidentiality. Clinical Advisor agrees that during the term of this Agreement, she will not disclose to Accelerate any information, which is confidential or proprietary to her, or any third party.

8. Publications. The parties agree that there will be no publication made of any of the work resulting hereunder without the prior review and express written approval of Accelerate.

9. Intellectual Property. Clinical Advisor agrees that any information including, but not limited to, discoveries, inventions, innovations, suggestions, know-how, ideas and reports made by Clinical Advisor which results from information disclosed by Accelerate or developed as a result of Clinical Advisor's services under this Agreement (“Inventions”) shall become the sole property of Accelerate without further compensation to Clinical Advisor and shall be promptly disclosed to Accelerate and Clinical Advisor agrees to assign, and hereby assigns all Inventions to Accelerate. Clinical Advisor shall promptly disclose in writing to Accelerate each such Invention and provide to Accelerate all information known to Clinical Advisor reasonably relating to such Invention. If patentable subject matter results hereunder, Clinical Advisor shall assist Accelerate in the preparation and prosecution of appropriate patent applications and shall, without further compensation, execute appropriate documents acknowledging the assignment of her rights in such subject matter and applications to Accelerate. All expenses incidental to the filing and prosecution of any such patent applications shall be borne by Accelerate. The disclosure of proprietary information by Accelerate to Clinical Advisor shall not result in any obligation to grant Clinical Advisor any rights in and to said proprietary subject matter.

10. Work Made for Hire, Copyright. Clinical Advisor agrees that all works of authorship created by Clinical Advisor under this Agreement, including but not limited to reports, drawings, models, specifications, software code, notes and memoranda (collectively, the “Work”), shall be deemed to be “work made for hire” and that Accelerate, as the entity for which the Work is prepared, shall own all right, title and interest in and to the Work, including the entire copyright in the Work. Clinical Advisor further agrees that to the extent the Work or any part of the Work is not “work made for hire,” Clinical Advisor agrees to assign, and hereby assigns, to Accelerate, ownership of all right, title and interest in and to the Work or such part thereof, including the entire copyright in the Work or such part thereof. Clinical Advisor agrees to execute all assignments and other instruments and documents necessary for Accelerate to perfect its ownership of its rights in the Work. No copyright license is granted to Clinical Advisor either expressly or by implication, estoppel or otherwise. To the extent any pre-existing materials are contained in the Work, Clinical Advisor agrees to grant, and hereby grants, to Accelerate an irrevocable, non-exclusive, worldwide, royalty-free copyright license to such preexisting materials.

11. Debarment / Other Sanctions. Clinical Advisor hereby certifies that she has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including, but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, excluded, or otherwise declared ineligible from any Federal agency or program. In the event that during the term of this Agreement Clinical Advisor (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, you agree to immediately notify Accelerate. Clinical Advisor also agrees that in the event that she becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, Clinical Advisor shall immediately cease all activities relating to this Agreement and this Agreement shall automatically terminate, without any further action or notice by either party.

12. Representations: Clinical Advisor represents and warrants that:

a. Clinical Advisor is under no obligation or restriction, nor will Clinical Advisor assume any such obligations or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the services to be furnished hereunder.

b. Clinical Advisor shall perform such services hereunder in a professional and ethical manner and in compliance with all Applicable Laws. Clinical Advisor further understand that Accelerate has internal policies and procedures relating to the sale and promotion of medical devices. Clinical Advisor agrees to abide by such policies and procedures.

13. Limitations of Liability. In no event will either Party be liable for any loss of profits, loss of use, business interruption or indirect, special, incidental or consequential damages of any kind in connection with or arising out of this agreement. The entire liability of either party to the other for damages from any cause whatsoever shall not exceed in any event the amount of fees paid under the specific statement of work resulting in such liability.

14. Force Majeure. No liability shall result from the delay in performance or nonperformance caused by force majeure or circumstances beyond the reasonable control of the Party affected, including, but not limited to, acts of God, fire, flood, substantial snowstorm, war, terrorism, embargo, any United States or foreign government regulation, direction or request, accident, strike or other labor dispute or labor trouble, or any failure or delay of any transportation, power or communications system or any other or similar cause beyond that Party’s reasonable control. The Party which is so prevented from performing shall give prompt notice to the other Party of the occurrence of such event of force majeure, the expected duration of such condition and the steps which it is taking to correct such condition.

15. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties relating to the subject matter hereof and merges all prior advertising, discussions, proposals, agreements, communications, and representations between them, whether written or oral.

16. Independent Consultant. For the purposes of this Agreement, Clinical Advisor shall be an independent consultant without the authority to bind or act as agent for Accelerate or its employees for any purpose. All taxes and social security payments shall be the sole responsibility of Clinical Advisor.

17. Assignment. This Agreement is personal to Clinical Advisor and may not be assigned by Clinical Advisor without the prior written consent of Accelerate.

18. Governing Law; Venue; Dispute Resolution. The parties mutually acknowledge and agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. Any and all disputes between the parties shall be resolved in accordance with the provisions of this Section. Any party having a dispute with the other party shall notify the other party in writing of the nature of such dispute. The parties, on receipt of such written notification, shall work together in good faith for a period of fifteen (15) days in order to resolve such disputes. If any disputes remain unresolved after the conclusion of such fifteen (15) day period, either party may file for resolution of such dispute with the American Arbitration Association (“AAA”) in Tucson, Arizona before one arbitrator.

19. Amendments. No modification to this Agreement shall be effective unless made in writing and duly executed by or on behalf of each party.

20. Waiver. Either party’s failure to require strict compliance by the other with respect to the terms and conditions of this Agreement shall not be construed as ongoing or as a waiver by that party of its right to later enforce any term or condition hereof in the event of a subsequent default by the other.

21. Severability. In the event that one or more of the provisions of this Agreement should be held to be invalid or unenforceable, the same shall not affect any other provision in this Agreement, which shall be reformed as if such invalid or illegal or unenforceable provision had never been contained therein.

22. Notice. All notices required under this Agreement must be in writing and shall be effective on the date received (unless the notice specifies a later date). Notice to a party shall be sent to such party’s address as set forth above.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this agreement as of the date hereof.

Accelerate Diagnostics, Inc.

By:	/s/ Michael Bridge
Name:	Michael Bridge
Title:	Senior Vice President and General Counsel

Clinical Advisor

By:	/s/ Romney Humphries
Name:	Romney Humphries

Statement of Work

1.Scope of Work. Clinical Advisor will be available for advising Accelerate leadership on clinical and scientific matters, transition services to a successor executive, and other matters reasonably requested by Accelerate.

2.Compensation. Accelerate will pay the Clinical Advisor at a flat rate of $1,250 per week for up to 10 hours per week of her services. Clinical Advisor shall submit a monthly invoice specifying the number of hours worked per week. Accelerate shall pay such invoices within 30 days of receipt.